April 4, 2025 John Giamatteo Dear John, This will confirm that, in connection with the continuation of your reemployment with BlackBerry Corporation (“BlackBerry”), you have agreed to the following amendments to the terms and conditions of your employment agreement with BlackBerry effective as of December 8, 2023, as amended as of September 1, 2024 (the “Agreement”), which amendments are effective April 1, 2025. Clause 4.3 of the Agreement is hereby deleted and replaced in its entirety by the following new language: 4.3 Termination by BlackBerry Without Cause – BlackBerry may terminate your employment without Just Cause and you may terminate your employment for Good Reason, and in either case, BlackBerry will provide you with the following severance benefits, subject to your signing and not revoking a separation and general release of claims agreement provided by BlackBerry (“Release Agreement”): a) BlackBerry will continue to pay you your then current annual base salary for a period of 24 months from the Date of Termination (the “Severance Period”), payable in accordance with BlackBerry’s ordinary payroll practices in effect from time to time and which will begin on the first payroll period immediately following the date on which the Release Agreement becomes irrevocable. b) BlackBerry will, on the first payroll period immediately following the date on which the Release Agreement becomes irrevocable, pay you a lump sum payment in an amount to two times your then current target amount of VIP Bonus. c) If you elect to receive continued medical, dental, or vision coverage under one or more of BlackBerry’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), BlackBerry will directly pay, or reimburse you for, the COBRA premiums, less the amount you would have had to pay to receive group health coverage for you and your covered dependents based on the cost for active employees at such time, for you and your covered dependents under such plans during the Severance Period.

Docusign Envelope ID: 46F14240-FEFC-48F4-B863-6394A7DB6C47

2. J. Giamatteo 04/04/2025

d) Notwithstanding the terms of the applicable equity plan or award agreement to the contrary, all of your unvested equity awards (including, without limit, share/stock option, share/stock purchase, restricted stock or stock award pursuant to the terms and conditions of the [RSU Plan or LTIP Plan]) will continue to vest during the Severance Period following the Date of Termination, and once vested will be exercisable in accordance with the terms of the applicable equity plan(s) and the award agreement(s). At the end of the Severance Period, any unvested equity awards will expire immediately, be forfeited for no consideration and of no force or effect.

e) BlackBerry will pay your earned VIP Bonus, if any, for the fiscal year in which the Date of Termination occurs. Such payment is to be made at the time that BlackBerry generally pays bonuses to its VIP participants.

f) Notwithstanding the foregoing, BlackBerry may change the characterization of the termination to for Cause within thirty (30) days before or after the effective date of termination if BlackBerry or the Board has learned of new information or otherwise upon a showing that the termination could have been for Cause.

All other terms and conditions of the Agreement continue to govern your employment.

I would ask you to acknowledge by your signature below that the foregoing is a mutually agreeable amendment to the terms and conditions of your employment.

Thank you for your ongoing commitment to BlackBerry.

Sincerely,
BLACKBERRY CORPORATION

Per: Signed by: Richard J. Lynch
24F87339D4AC430...
Richard Lynch

I confirm my acceptance of the terms and conditions set out above.

Signed: Signed by: John Giamatteo
883BCC9CB211473...
John Giamatteo

Date: April 4, 2025

BlackBerry Corporation - 7950 Legacy Drive, Suite 437, Plano, TX 75024

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